EXHIBIT 10.39

TITAN MACHINERY INC.
COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS
FOR FISCAL YEAR 2015

The Titan Machinery Inc. Board of Directors approved the 2015 fiscal year base salaries for the executive officers as set forth below.

Executive Officer and Title	2015 Annual Base Salary
David J. Meyer
Board Chair and Chief Executive Officer	$500,000

Peter J. Christianson
President and Director	$500,000

Mark P. Kalvoda
Chief Financial Officer	$300,000